Exhibit 10.1

Marten Transport, Ltd.

Named Executive Officers’ Compensation

On May 3, 2013, our Compensation Committee approved an increase to the base salary for each of the company’s named executive officers listed below, retroactive to April 8, 2013. Effective April 8, 2013, the named executive officers will receive the following annual base salaries in the listed positions:

Name and Position as of May 3, 2013	Former Base Salary	Base Salary Effective April 8, 2013

Randolph L. Marten	$552,860	$575,000
(Chairman and Chief Executive Officer)
Timothy M. Kohl	$401,275	$417,300
(President)
Robert G. Smith	$276,054	$281,600
(Chief Operating Officer)
Timothy P. Nash	$281,464	$289,900
(Executive Vice President of Sales and Marketing)
James J. Hinnendael	$227,548	$234,400
(Chief Financial Officer)